                                                                     EXHIBIT 7.2

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)

                             FINANCIAL STATEMENTS

                          December 31, 1999 and 1998

                                C O N T E N T S

Independent Auditors' Report..........................................     3

Balance Sheet.........................................................     4

Statements of Operations..............................................     6

Statements of Stockholders' Equity (Deficit)..........................     7

Statements of Cash Flows..............................................     8

Notes to the Financial Statements.....................................     9

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------


To the Board of Directors and Stockholders
Cunningham & Cunningham Health Concerns, Inc.
(A Development Stage Company)
Roanoke, Texas


We have audited the accompanying balance sheet of Cunningham & Cunningham Health Concerns, Inc. (a development stage company) as of December 31, 1999 and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998, and from inception on February 23, 1998 through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cunningham & Cunningham Health Concerns, Inc. (a development stage company) as of December 31, 1999 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and from inception on February 23, 1998 through December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has current liabilities in excess of current assets of $45,450 and has generated significant losses for the years ended December 31, 1999 and 1998. These items raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
June 26, 2000

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                                 Balance Sheet


                                    ASSETS
                                    ------

                                                            December 31,
                                                                1999
                                                            ------------

CURRENT ASSETS

 Cash                                                       $      4,203
                                                            ------------

  Total Current Assets                                             4,203
                                                            ------------

EQUIPMENT

 Software                                                          1,195
 Telephone system                                                    372
 Less: accumulated depreciation                                     (387)
                                                            ------------

  Total Equipment                                                  1,180
                                                            ------------

OTHER ASSETS

 Capitalized web costs, net (Note 2)                              33,667
 Trademarks                                                          800
                                                            ------------

  Total Other Assets                                              34,467
                                                            ------------

  TOTAL ASSETS                                              $     39,850
                                                            ============

  The accompanying notes are an integral part of these financial statements.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                           Balance Sheet (Continued)


                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

                                                            December 31,
                                                               1999
                                                            ------------
CURRENT LIABILITIES

 Accounts payable and accrued expenses                      $      9,729
 Note payable - related party (Note 4)                            39,924
                                                            ------------

   Total Current Liabilities                                      49,653
                                                            ------------

LONG-TERM DEBT

 Note payable - related party (Note 4)                            40,076
                                                            ------------

   Total Long-Term Debt                                           40,076
                                                            ------------

   Total Liabilities                                              89,729
                                                            ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

 Common stock; 100,000 shares authorized of $0.01
  par value, 9,000 shares issued and outstanding                      90
 Additional paid-in capital                                        8,910
 Deficit accumulated during the development stage                (58,879)
                                                            ------------

   Total Stockholders' Equity (Deficit)                          (49,879)
                                                            ------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)     $     39,850
                                                            ============

  The accompanying notes are an integral part of these financial statements.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                           Statements of Operations

                                                                                            From
                                                                                        Inception on
                                                                                        February 23,
                                                                For the Years Ended     1998 Through
                                                                    December 31,        December 31,
                                                            ------------  ------------  ------------
                                                                1999          1998        1999
                                                            ------------  ------------  ------------
SALES, NET                                                  $     14,745  $         38  $     14,783

COST OF GOODS SOLD                                                10,715            23        10,738
                                                            ------------  ------------  ------------

 Gross Margin                                                      4,030            15         4,045
                                                            ------------  ------------  ------------

OPERATING EXPENSES

 Depreciation and amortization expense                            17,138            83        17,221
 General and administrative expenses                              38,634         1,027        39,661
                                                            ------------  ------------  ------------

  Total Operating Expenses                                        55,772         1,110        56,882
                                                            ------------  ------------  ------------

  (Loss) from Operations                                         (51,742)       (1,095)      (52,837)
                                                            ------------  ------------  ------------

OTHER EXPENSE

 Interest expense                                                  5,481           561         6,042
                                                            ------------  ------------  ------------

  Total Other Expense                                              5,481           561         6,042
                                                            ------------  ------------  ------------

INCOME TAX BENEFIT                                                     -             -             -
                                                            ------------  ------------  ------------

NET LOSS                                                    $    (57,223) $     (1,656) $    (58,879)
                                                            ============  ============  ============

BASIC LOSS PER SHARE (Note 1)                               $     (11.44) $      (1.66)
                                                            ============  ============  ============

  The accompanying notes are an integral part of these financial statements.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                 Statements of Stockholders' Equity (Deficit)

                                                                   Deficit
                                                                 Accumulated
                                          Additional              During the
                                         Common Stock   Paid-In  Development
                                        --------------
                                        Shares  Amount  Capital     Stage
                                        ------  ------  -------  ------------

Balance, at inception on
 February 23, 1998                           -  $    -  $     -  $         -

February 1998, common
 stock issued for cash at
 $1.00 per share                         1,000      10      990            -

Net loss from inception on
 February 23, 1998 through
 December 31, 1998                           -       -        -       (1,656)
                                        ------  ------  -------  -----------

Balance,
 December 31, 1998                       1,000      10      990       (1,656)

July 1999, common stock
 issued for web costs                    8,000      80    7,920            -

Net loss for the year ended
 December 31, 1999                           -       -        -      (57,223)
                                        ------  ------  -------  -----------

Balance,
 December 31, 1999                       9,000     $90   $8,910     $(58,879)
                                        ======  ======  =======  ===========

  The accompanying notes are an integral part of these financial statements.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                           Statements of Cash Flows


                                                                               From
                                                                           Inception on
                                                                           February 23,
                                                     For the Years Ended   1998 Through
                                                        December 31,       December 31,
                                                    ---------------------
                                                       1999       1998         1999
                                                    ----------  ---------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES

 Net (loss)                                          $(57,223)  $ (1,656)      $(58,879)
 Adjustments to reconcile net (loss) to net cash
  used in operating activities:
  Depreciation and amortization                        17,138         83         17,221
 Changes in operating assets and liabilities:
  (Increase) in capitalized web costs                 (20,700)   (21,800)       (42,500)
  (Increase) decrease in trademarks                      (800)         -           (800)
  Increase (decrease) in accounts payable
   and accrued expenses                                 8,425      1,303          9,728
                                                     --------   --------       --------

   Net Cash Used in Operating Activities              (53,160)   (22,070)       (75,230)
                                                     --------   --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES

 Purchases of property and equipment                   (1,072)      (495)        (1,567)
                                                     --------   --------       --------

   Net Cash Used in investing Activities               (1,072)      (495)        (1,567)
                                                     --------   --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES

 Proceeds from related party notes payable             58,200     21,800         80,000
 Issuance of common stock for cash                          -      1,000          1,000
                                                     --------   --------       --------

   Net Cash Provided by Financing Activities           58,200     22,800         81,000
                                                     --------   --------       --------

NET INCREASE IN CASH                                    3,968        235          4,203

CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                                235          -              -
                                                     --------   --------       --------

CASH AND CASH EQUIVALENTS AT END OF YEAR             $  4,203   $    235       $  4,203
                                                     ========   ========       ========

CASH PAID FOR:

 Interest                                            $      -   $      -       $      -
 Income tax                                          $      -   $      -       $      -

  The accompanying notes are an integral part of these financial statements.

SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

 Issuance of common stock for web costs              $  8,000   $      -       $  8,000

  The accompanying notes are an integral part of these financial statements.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                        (A Development Stage Company)
                       Notes to the Financial Statements
                          December 31, 1999 and 1998


NOTE 1 - NATURE OF ORGANIZATION

         This summary of significant accounting policies of Cunningham & Cunningham Health Concerns, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

         a.  Organization and Business Activities

         Cunningham & Cunningham Health Concerns, Inc. was incorporated under the laws of the State of Texas on February 23, 1998. The Company is an on-line niche marketer and distributor of home health care products for general and institutional customers.

         b.  Depreciation

         Depreciation is provided using the straight-line method over the assets' estimated useful lives as follows:

              Software                5 years
              Telephone System        5 years

         c.  Accounting Method

         The Company's financial statements are prepared using the accrual method of accounting, The Company has elected a December 31 year end.

         d.  Cash and Cash Equivalents

         For the purpose of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

         e.  Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                          December 31, 1999 and 1998

NOTE 1 - NATURE OF ORGANIZATION (Continued)

         f.  Basic Loss Per Share

         The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period of the financial statements as follows:

                                                          For the
                                                        Years Ended
                                                       December 31,
                                                    -------------------
                                                      1999       1998
                                                    ---------  --------
         Numerator (net loss)                       $(57,223)  $(1,656)
         Denominator (weighted average number of
           shares outstanding)                         5,000     1,000
                                                    --------   -------
         Loss per share                             $ (11.44)  $ (1.66)
                                                    ========   =======

         Fully diluted loss per share is not presented as any common stock equivalents are antidilutive in nature.

         g.  Income Taxes

         No provision for income taxes has been accrued because the Company has net operating losses from inception. The net operating loss carryforwards of approximately $58,000 at December 31, 1999 which expire in 2019. No tax benefit has been reported in the financial statements because the Company is uncertain if the carryforwards will expire unused. Accordingly, the potential tax benefits are offset by a valuation account of the same amount.

         h.  Change in Accounting Principle

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" which requires companies to record derivatives as assets or liabilities, measured at fair market value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of this statement had no material impact on the Company's financial statements.

         i.  Advertising Expense

         The Company expenses advertising costs as incurred.

         j.  Revenue Recognition

         The Company's revenue is created primarily from the sale of health products. Revenue is recognized when the product is shipped to and accepted by the customer.

                 CUNNINGHAM & CUNNINGHAM HEALTH CONCERNS, INC.
                         (A Development Stage Company)
                       Notes to the Financial Statements
                          December 31, 1999 and 1998


NOTE 2 - CAPITALIZED WEB COSTS

         Capitalized web costs consisted of the following at December 31, 1999:

            Capitalized web costs             $ 50,500
            Less: accumulated amortization     (16,833)
                                              --------

            Net                               $ 33,667
                                              ========

         The Company has elected to amortize the capitalized web cost over a 3 year term. Amortization expense for the year ended December 31, 1999 was $16,833.

NOTE 3 - GOING CONCERN

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the relation of assets and liquidation of liabilities in the normal course of business. However, the Company has current liabilities in excess of current assets of $45,450 and has generated significant losses for the years ended December 31, 1999 and 1998. Management of the Company has committed to meeting the operational cash flow needs of the Company.

NOTE 4 - NOTES PAYABLE - RELATED PARTY

         Notes payable - related party consisted of the following at December 31, 1999:

         Note payable to director bearing interest at 10.00%,
         unsecured, requiring 1 payment of $35,000 on May 31,
         2000 and thirty-six principal and interest payments
         of $1,561.                                                  $  80,000

              Less: amounts due by December 31, 2000                   (39,923)
                                                                     ---------

              Total long-term debt                                   $  40,077
                                                                     =========

         Future maturities of long-term debt are as follows:

               Year Ended
              December 31,                                             Amount
              ------------                                           ---------
                  2000                                               $  39,923
                  2001                                                  15,423
                  2002                                                  17,038
                  2003                                                   7,616
                                                                     ---------

                                                                     $  80,000
                                                                     =========

NOTE 5 - SUBSEQUENT EVENT

         On April 28, 2000, the Company was acquired by e-resources, Inc. (formerly Dryden Industries, Inc.) In conjunction with the acquisition, the Company changed its name to CareMart, Inc., and its domicile was changed to Delaware.